Exhibit 99.1

November 3, 2004

National Financial Partners Announces Third Quarter 2004 Results

Highlights:

•	Revenue increased 32% to $153.3 million in the quarter and 34% to $435.9 million year-to-date

•	Net income increased 50% to $11.1 million in the quarter and 104% to $28.2 million year-to-date

•	Net income per diluted share increased 25% to $0.30 in the quarter and 73% to $0.78 year-to-date

•	Cash earnings increased 50% to $19.1 million in the quarter and 29% to $50.5 million year-to-date

•	Cash earnings per diluted share increased 27% to $0.52 in the quarter and 9% to $1.39 year-to-date

•	“Same store” revenue growth of 15.3% for the quarter and 14.0% year-to-date

•	18 acquisitions completed year-to-date through November 3rd with $17.3 million of “base earnings” (see Acquisitions) and $70.5 million of revenue in 2003

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 32% increase in revenue to $153.3 million for the third quarter of 2004 from $116.3 million in the prior year period, as restated. Net income increased 50% to $11.1 million, or $0.30 per diluted share, in the third quarter of 2004, from $7.4 million, or $0.24 per diluted share, in the third quarter of 2003. Cash earnings increased 50% to $19.1 million, from $12.7 million in the prior year period. Cash earnings per diluted share (“Cash EPS”) was $0.52, an increase of 27% from $0.41 in the third quarter of 2003. (The Company defines cash earnings as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings benefited from strong revenue growth reflecting the impact of recent acquisitions, as well as continued strong internal growth and a lower effective tax rate. These factors were offset by higher general and administrative expenses (“G&A”) related primarily to operating as a public company and implementing compliance with the requirements of Sarbanes-Oxley and other corporate governance initiatives.

For the nine months ended September 30, 2004, revenue grew 34% to $435.9 million. Net income increased 104% to $28.2 million and net income per diluted share increased 73% to $0.78 during the first nine months of 2004. Cash earnings grew 29% to $50.5 million while Cash EPS increased 9% to $1.39 in the year-to-date period.

The Company has restated commissions and fees revenue and commissions and fees expense for prior periods to reflect a change in the reporting of certain transactions by one subsidiary of the Company from a gross to net basis. The change lowered both revenue and expenses by equal amounts and did not impact gross margin, net income and net income per diluted share or cash earnings and Cash EPS. The change did not impact earnings of the subsidiary or any incentives earned by the Principals of the subsidiary. Third quarter 2003 revenues and expenses were each reduced by $3.6 million and year-to-date 2003 revenues and expenses were each reduced by $11.7 million. For the first six months of 2004, revenues and expenses were each reduced by $8.9 million.

“We are pleased with the performance of NFP as reflected in our third quarter results – in particular, the high quality of firms we continue to acquire and our same store growth of 15%,” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

Ms. Bibliowicz continued, “Our year-to-date same store revenue growth of 14% through September 30th is tracking above our long-term expectations of high single digits, and with more than $17 million of base earnings acquired through November 3rd, we have already surpassed our stated goal of $13 million to $15 million of acquired base earnings for the year. The strength in our business is once again broad-based. The activity in the life insurance and wealth transfer, corporate and executive benefits and the investment advisory services remains robust.”

As previously disclosed, the Company has received three subpoenas from the Office of the Attorney General of the State of New York seeking information regarding contingent compensation arrangements with insurance companies and information regarding any requests made of insurance companies to provide fictitious or inflated quotes to clients or any intentional misrepresentation of quotes to clients. The scope of the Attorney General’s inquiry of the Company’s operations has thus far been limited to the Company’s New York-licensed property and casualty insurance brokers, but the ultimate scope and outcome of the inquiry cannot be determined at this time. Based on the Company’s review in response to the subpoenas, the Company does not believe that it provided fictitious or inflated quotes to clients or any intentional misrepresentation of quotes to clients. Company-wide, property and casualty brokerage is a small part of its business, representing approximately 1% of the Company’s year-to-date gross revenue. Based on the Company’s preliminary assessment, it believes that total property and casualty contingent compensation for this year will fall in the $500,000 to $750,000 range.

The Company is commencing an internal review of the policies and practices of its insurance operations in light of current industry developments. This review will be conducted under the supervision of outside counsel and will include a comprehensive examination of the Company’s contingent compensation arrangements, client disclosure practices and bidding procedures.

Ms. Bibliowicz commented, “We are following the developments in the insurance industry closely. Our guiding philosophy has always been that the independent distribution channel best serves clients by providing a choice of product and unbiased advice. We are committed to that philosophy and will continue to take steps to act in the best interests of our clients. We have said before, and we still believe, that any initiatives that enhance transparency are positive for our clients, our business and our industry because they work to place clients in the best position to make informed financial decisions. We will work to that end at all times.”

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 140 owned firms and 190 affiliated firms. Understanding the Company’s acquisitions is key to understanding its operating results.

Third quarter 2004: During the third quarter of 2004, the Company completed four acquisitions with aggregate base earnings of $3.8 million. Base earnings represent the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that the Company capitalizes at the time of acquisition. These firms, in aggregate, generated revenue of approximately $8.6 million in 2003, the most recent full year prior to acquisition, and contributed approximately $2.4 million to the

Company’s third quarter 2004 and September, 30 2004 year-to-date revenue. The Company paid the aggregate acquisition consideration in a combination of $15.4 million in cash and the issuance of approximately 154,300 shares of common stock.

October 1, 2004 through November 3, 2004: Since the end of the third quarter of 2004, the Company completed two acquisitions with aggregate base earnings of $0.9 million. These firms, in aggregate, generated revenue of approximately $3.5 million in 2003, the most recent full year prior to acquisition. The Company paid the aggregate acquisition consideration in a combination of $3.4 million in cash and the issuance of approximately 38,800 shares of common stock.

January 1, 2004 through November 3, 2004: In aggregate, the Company completed 18 acquisitions (including three sub-acquisitions) with aggregate base earnings of $17.3 million. These firms, in aggregate, generated revenue of approximately $70.5 million in 2003, the most recent full year prior to acquisition, and contributed approximately $19.3 million and $48.6 million to the Company’s third quarter 2004 and September 30, 2004 year-to-date revenue, respectively. The Company paid the aggregate acquisition consideration in a combination of $60.4 million in cash and the issuance of approximately 1,151,600 shares of common stock.

Third Quarter Results

Revenue increased $37.0 million, or 32%, to $153.3 million in the third quarter of 2004. Components of the increase included “same store” revenue growth of $13.9 million, or 15.3%, to $104.6 million; revenue growth of $6.7 million, or 25%, to $33.5 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and $19.8 million of revenue from newly acquired firms (these firms are not included in the calculation of “same store” revenue growth); less revenue from disposed firms. In addition to acquisitions, the primary drivers of revenue growth included continued strength in the high-end life insurance and wealth transfer business and steady growth in the benefits business.

Net income was $11.1 million in the third quarter of 2004, or $0.30 per diluted share, up from $7.4 million, or $0.24 per diluted share in the prior year period. The increase was primarily a result of the growth of existing firms, the acquisition of new firms and a decrease in the estimated effective tax rate to 43% for 2004 from 50% in 2003. The increase was partially offset by an increase in corporate expenses and amortization, as well as a decrease in loss on sale of a subsidiary. Cash earnings were $19.1 million, up 50% from $12.7 million in the third quarter of 2003. Cash EPS was $0.52, up 27% from $0.41 in the third quarter of 2003.

Net income per diluted share and Cash EPS comparisons were also impacted by an 18% increase in weighted average diluted shares outstanding, from 31.0 million shares in the third quarter of 2003 to 36.7 million shares in the current year period. The increase in diluted shares resulted primarily from the Company’s September 2003 initial public offering of its common stock, acquisition-related share issuances and increased dilution from stock options driven by a higher average stock price in the third quarter of 2004 versus the year-ago period.

Gross margin as a percentage of revenue for the three months ended September 30, 2004 was 22.4%, compared with 24.7% in the comparable 2003 period, as restated. This decrease resulted primarily from higher management fees as a percentage of revenue. Commissions and fees expense as a percentage of revenue increased from 23.9% in the year-ago period, as restated, to 26.0% in the third quarter of 2004. Higher commissions and fees expense as a percentage of revenue at the Company’s owned firms was partially offset by lower commissions and fees expense as a percentage of revenue at NFPISI and NFPSI. Growth in commissions and fees expense at the owned firm level was driven primarily by the acquisitions of two firms in 2004, both of which are wholesale operations that pay out a relatively high percentage of revenue in the form of commissions to producers, and an increased use of outside producers to grow revenue at some of the Company’s firms.

Firm operating expenses as a percentage of revenue declined to 30.5% in the third quarter of 2004, from 31.7% in the third quarter of 2003, as restated. The Company believes that long-term revenue growth and the reduction in firm operating expenses as a percentage of revenue post-acquisition is an indication of the efficiency of the Company’s operating structure.

Management fees as a percentage of revenue increased to 21.1% in the third quarter of 2004 from 19.7% in the third quarter of 2003, as restated. Management fees as a percentage of gross margin before management fees increased to 48.4% in the third quarter of 2004 compared with 44.4% in the prior year period. In the third quarter of 2004, the level of management fees as a percentage of revenue reflected the strong overall performance of firms as well as a $2.6 million accrual of management fees for anticipated payments related to ongoing incentive programs (the accrual was $0.2 million in the third quarter of 2003). These programs reward principals of acquired firms for achieving certain rates of earnings growth measured in successive three-year periods, after their initial three-year incentive and contingent consideration periods expire.

G&A increased 30% to $7.9 million in the third quarter of 2004 from $6.1 million in the year-ago period. The increase in G&A resulted primarily from certain costs associated with operating as a public company, including directors and officers liability insurance, investor relations and shareholder services and costs associated with the implementation of Sarbanes-Oxley and other corporate governance initiatives. As a percentage of revenue, G&A was 5.1% in the third quarter of 2004 and 5.2% in the third quarter of 2003, as restated.

Option compensation expense was $0.2 million in the third quarter of 2004 and in the comparable 2003 period.

Amortization of intangible assets totaled $5.1 million in the third quarter of 2004, up from $4.2 million in the comparable 2003 period. The increase was attributable primarily to a 15% increase in intangible assets resulting substantially from acquisitions consummated during the last twelve months.

Impairment of goodwill and intangible assets was $1.5 million in the third quarter of 2004. There was no impairment in the year ago period. The impairment in the current period was related to one of the Company’s firms. Relative to the Company’s over 140 firms, a small number experience a deterioration in business prospects from time to time, which may ultimately lead to impairment and/or disposition.

Depreciation expense increased to $1.4 million in the third quarter of 2004 from $1.1 million in the year-ago period. The increase in depreciation resulted primarily from an increase in the number of firms. As the Company continues to acquire firms, the Company’s depreciable assets increase correspondingly.

Net interest and other was $(0.2) million in the third quarter of 2004 and $(0.7) million in the year-ago period. The third quarter 2003 amount largely reflects the interest expense associated with outstanding borrowings under the Company’s line of credit. At September 30, 2003, the Company did not have any outstanding borrowings on its line of credit as the line was repaid following completion of the

Company’s initial public offering in September 2003. Since the Company’s initial public offering, average borrowings under the line of credit have declined. The weighted average outstanding balance in the third quarter of 2004 was $3.9 million, compared with $45.0 million in the prior year period. At September 30, 2004, the Company did not have any borrowings outstanding.

The estimated effective tax rate in the third quarter of 2004 was 39% compared with 52% in the 2003 period. The estimated effective tax rate for the full year 2004 is 43%, which is below the previous estimated effective tax rate of 45% and the effective tax rate in 2003 of 50%. The decline in the expected tax rate in 2004 resulted from benefits obtained through state tax planning initiatives commenced during the year.

Nine-Month Results

Revenue increased $111.5 million, or 34%, to $435.9 million for the nine months ended September 30, 2004 from $324.4 million, as restated. Components of the increase included “same store” revenue growth of $36.6 million, or 14.0%, to $297.3 million; revenue growth of $22.8 million, or 35%, to $89.0 million from NFPISI and NFPSI; and $57.0 million of revenue from newly acquired firms; less revenue from disposed firms.

Net income for the first nine months of 2004 was $28.2 million, or $0.78 per diluted share, compared with $13.8 million, or $0.45 per diluted share, in the prior year period. Cash earnings were $50.5 million during the first nine months of 2004, up 29% from $39.0 million in the prior period. Cash EPS increased 9% to $1.39 for the first nine months of 2004, compared with $1.28 in the prior year period. In addition to the reasons stated above, net income and cash earnings benefited from a lower estimated annual effective tax rate of 43% in the current period compared with 50% in the prior year period, which was partially offset by increased general and administrative expenses, amortization and depreciation. Net income was further impacted by a reduction of $6.7 million in impairment of goodwill and intangible assets in the 2004 period.

Net income per diluted share and Cash EPS comparisons were also impacted by a 19% increase in weighted average diluted shares outstanding, from 30.6 million shares in the first nine months of 2003 to 36.3 million shares in the current year period. The increase in diluted shares resulted primarily from the Company’s September 2003 initial public offering of its common stock, acquisition-related share issuances and increased dilution from stock options driven by a higher average stock price in the first nine months of 2004 versus the comparable year-ago period.

Gross margin as a percentage of revenue for the nine months ended September 30, 2004 was 22.0%, a decrease from 22.9% in the comparable 2003 period, as restated. Increases in commissions and fees and management fees as a percentage of revenue were partially offset by a reduction in firm operating expenses as a percentage of revenue.

Management fees as a percentage of revenue increased to 19.8% in the first nine months of 2004 from 19.1% in the comparable 2003 period, as restated. Management fees as a percentage of gross margin before management fees increased to 47.4% in the third quarter of 2004 compared with 45.5% in the year ago period. In the 2004 period, the level of management fees as a percentage of revenue reflected the strong overall performance of firms as well as a $4.1 million accrual of management fees for anticipated payments related to ongoing incentive programs (the accrual was $0.2 million in the 2003 period).

G&A for the first nine months of 2004 totaled $23.5 million, an increase of $5.1 million, or 28%, from $18.4 million in the year-ago period. The increase in G&A was driven by certain costs associated with operating as a public company, including directors and officers liability insurance, investor relations and shareholder services, as well as costs associated with the implementation of Sarbanes-Oxley and other corporate governance initiatives. The year-ago period included a $1.8 million one-time production bonus related to the achievement of specific milestones over a thirty-nine month period by an insurance marketing platform acquired in 2000. There is no further contingent obligation related to the performance of this unit. As a percentage of revenue, G&A decreased to 5.4% in the nine months ended September 30, 2004 from 5.7% in the comparable 2003 period, as restated.

During the first nine months of 2004, option compensation expense totaled $0.8 million, an increase of $0.7 million from $0.1 million in the year-ago period. The year-ago period reflected a reversal of $1.2 million of accrued option compensation expense related to the final calculations for option incentive programs for principals of some of the Company’s earliest acquired firms. These programs expired in 2003.

Amortization of intangible assets was $14.5 million for the first nine months of 2004, up from $12.2 million in the year-ago period. The $2.3 million increase was primarily attributable to a 15% increase in net intangible assets resulting primarily from acquisitions consummated during the last twelve months.

Impairment of goodwill and intangible assets declined to $3.2 million in the first nine months of 2004 from $9.9 million in the prior year period. The impairment incurred in the year-ago period was related to five of the Company’s firms. The impairment in the current year period also related to five firms. Relative to the Company’s over 140 firms, a small number experience a deterioration in business prospects from time to time, which may ultimately lead to impairment and/or disposition.

Depreciation expense totaled $4.7 million in the first nine months of 2004, up $1.6 million from $3.1 million in the year-ago period. The increase in depreciation expense between periods was partially driven by the March 2004 completion of a comprehensive review of depreciable assets across all of the Company’s firms. The remainder of the increase in depreciation resulted primarily from an increase in the number of firms. As the Company continues to acquire firms, the Company’s depreciable assets increase correspondingly.

Net interest and other was negligible in the first nine months of 2004 versus $(1.8) million in the year-ago period. The change between periods was driven by a reduction in interest expense associated with the significant reduction in average borrowings under the Company’s line of credit from the 2003 period to the 2004 period.

The expected tax rate for 2004 is 43%, which is below the previous estimated effective tax rate of 45% and the effective tax rate in 2003 of 50%. The decline in the expected tax rate in 2004 results from benefits obtained through state tax planning initiatives commenced during the year.

Earnings Conference Call

The Company will conduct its third quarter 2004 earnings conference call and audio webcast on Thursday, November 4, 2004, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 801-9712 (when prompted, callers should enter the access code 36299455). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site approximately ten minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (617) 801-6888. The access code for the replay is 35516100. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings is defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share is calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,500 producers in 40 states and Puerto Rico consisting of over 140 firms and over 190 affiliated third-party distributors.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “will,” “will work” and “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations, income taxes and NFP’s operations. These forward-looking statements are based on management’s current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP’s success in acquiring high quality independent financial services distribution firms, (2) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (3) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including elimination or modification of the federal estate tax, (4) changes in premiums and commission rates, (5) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies, (6) changes in interest rates or general economic conditions, and (7) other factors described in NFP’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:		Media Relations:
Mark Biderman	Caleb Noel	Elliot Holtz
National Financial Partners	National Financial Partners	National Financial Partners
ir@nfp.com	ir@nfp.com	communications@nfp.com
212-301-4070	212-301-4033	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
		(Restated)		(Restated)
Revenue:
Commissions and fees	$153,304	$116,349	$435,923	$324,428

Cost of Services:
Commissions and fees	39,780	27,833	119,058	80,138
Operating expenses	46,847	36,863	134,452	108,108
Management fees	32,263	22,940	86,406	61,927

Total cost of services	118,890	87,636	339,916	250,173

Gross margin	34,414	28,713	96,007	74,255

Corporate and other expenses:
General and administrative	7,864	6,107	23,481	18,376
Option compensation	203	177	786	45
Amortization of intangibles	5,067	4,207	14,478	12,201
Impairment of goodwill and intangible assets	1,461	—	3,170	9,932
Depreciation	1,383	1,085	4,705	3,060
Loss (gain) on sale of subsidiaries	—	1,038	(145)	1,038

Total corporate and other expenses	15,978	12,614	46,475	44,652

Income from operations	18,436	16,099	49,532	29,603

Net interest and other	(201)	(652)	(1)	(1,846)

Income before income taxes	18,235	15,447	49,531	27,757

Income tax expense	7,096	8,078	21,373	13,987

Net income	$11,139	$7,369	$28,158	$13,770

Earnings per share:
Basic	$0.33	$0.26	$0.84	$0.49

Diluted	$0.30	$0.24	$0.78	$0.45

Weighted average shares outstanding:
Basic	33,909	28,571	33,509	27,937

Diluted	36,668	31,004	36,271	30,556

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
		(Restated)		(Restated)
Total revenue	$153,304	$116,349	$435,923	$324,428
Cost of services (excludes management fees):
Commissions and fees	39,780	27,833	119,058	80,138
Operating expenses	46,847	36,863	134,452	108,108

Gross margin before management fees	66,677	51,653	182,413	136,182
Management fees	32,263	22,940	86,406	61,927

Gross margin	$34,414	$28,713	$96,007	$74,255

Gross margin as percentage of total revenue	22.4%	24.7%	22.0%	22.9%
Gross margin before management fees as percentage of total revenue	43.5%	44.4%	41.8%	42.0%
Management fees, as a percentage of gross margin before management fees	48.4%	44.4%	47.4%	45.5%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
GAAP Net Income	$11,139	$7,369	$28,158	$13,770
Amortization of intangibles	5,067	4,207	14,478	12,201
Depreciation	1,383	1,085	4,705	3,060
Impairment of goodwill and intangible assets	1,461	—	3,170	9,932

Cash Earnings	$19,050	$12,661	$50,511	$38,963

GAAP Net Income per share - diluted	$0.30	$0.24	$0.78	$0.45
Amortization of intangibles	0.14	0.14	0.40	0.40
Depreciation	0.04	0.03	0.13	0.10
Impairment of goodwill and intangible assets	0.04	—	0.09	0.33

Cash Earnings per share - diluted (1)	$0.52	$0.41	$1.39	$1.28

(1)	The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - in thousands)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$63,553	$71,244
Securities purchased under resale agreements in premium trust accounts	54,412	41,317
Current receivables	45,945	50,137
Other current assets	12,391	14,172

Total current assets	176,301	176,870
Intangibles, net	274,206	232,665
Goodwill, net	262,650	218,002
Deferred tax assets	22,021	21,802
Other non-current assets	22,506	22,216

Total assets	$757,684	$671,555

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$52,434	$39,597
Other current liabilities	77,919	76,443

Total current liabilities	130,353	116,040
Deferred tax liabilities	87,421	81,278
Other non-current liabilities	8,502	8,965

Total liabilities	226,276	206,283

STOCKHOLDERS’ EQUITY
Common stock	3,510	3,313
Additional paid-in capital	526,632	476,633
Retained earnings	22,119	4,159
Treasury stock	(20,853)	(18,833)

Total stockholders’ equity	531,408	465,272

Total liabilities and stockholders’ equity	$757,684	$671,555